Exhibit 10.1

EXECUTION COPY

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

APRIL 6, 2009

between

WACHOVIA BANK, N.A.

and

HERITAGE BANK OF COMMERCE

i

(continued)

(continued)

(continued)

(continued)

List of Schedules

Schedule 1.1(a)	Branch Employees

Schedule 1.1(b)	Branches/Real Properties

Schedule 1.1(d)	Excluded Deposits

Schedule 1.1(e)	Knowledge of Seller

Schedule 2.1(a)(iii)	Personal Property; Personal Property Leases

Schedule 2.1(a)(vii)	Other Assets

Schedule 2.2(a)(v)	Accrued Liabilities

Schedule 3.5(a)	Form of Deed

Schedule 3.5(b)	Form of Bill of Sale

Schedule 3.5(c)	Form of Assignment and Assumption Agreement

Schedule 3.5(d)	Form of Estoppel and Consent Letter

Schedule 3.5(e)	Form of Certificate of Officer, Seller

Schedule 3.6(c)	Form of Certificate of Officer, Purchaser

Schedule 5.3	Seller Regulatory Approvals

Schedule 6.3	Purchaser Regulatory Approvals

Schedule 7.1	Conduct of Business

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This PURCHASE AND ASSUMPTION AGREEMENT, dated as of April 6, 2009 (“Agreement”), between Wachovia Bank, N.A. (“Seller”) and Heritage Bank of Commerce (“Purchaser”).  Wells Fargo & Company, a Delaware corporation and parent of Seller (“Parent”), is executing this Agreement solely for purposes of Section 12.6.

RECITALS

Seller.  Seller is a national banking association with its principal office located in Charlotte, North Carolina.

Purchaser.  Purchaser is a California banking corporation with its principal office located in San Jose, California.

Purchase and Assumption Transaction.  Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, certain assets of Seller, in accordance with and subject to the terms and conditions of this Agreement.

Continuation of Service.  Purchaser and Seller each intend to continue providing retail and business banking services in the geographic regions served by the Branches (as defined below) to be acquired by Purchaser under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1           Certain Definitions.  The terms set forth below are used in this Agreement with the following meanings:

“Accounting Firm” means Grant Thornton LLP.

“Accrued Interest” means, as of any date, with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account.

“Accrued Liabilities” has the meaning set forth in Section 2.2(a).

“ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.

“Adjusted Payment Amount” means as of the Closing Date (x) the aggregate balance (including Accrued Interest) of the Deposits and Accrued Liabilities, minus (y) the Purchase Price, each as set forth on the Final Closing Statement.  For avoidance of doubt, the Adjusted Payment Amount may be a negative amount.

“Adjustment Date” has the meaning set forth in Section 3.3.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).

“Assets” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(c).

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Branch Employees” means the employees of Seller employed at the Branches as of the date hereof (including those employees who are on an approved leave of absence under Seller’s policies as of the date hereof) and any employees transferred to or hired by Seller at the Branches with Purchaser’s consent as contemplated by Section 7.1(c)(i) hereof.  Schedule 1.1(a) sets forth a list of the Branch Employees and their original date of hire, their adjusted “service date,” if applicable, position, status as full or part-time (with the number of regularly scheduled weekly hours), active or on leave, if on leave whether the employee is anticipated to return to work by the Closing Date and, if not anticipated to return to work by the Closing Date, the anticipated date of return to work, base salary or wages, any other compensation, the amount of severance payment to which the Branch Employee would be entitled under Seller’s severance plan if the employee were qualified for severance pay as of the Closing Date, and such other information as the parties mutually agree is necessary to facilitate the hiring of the Branch Employees as contemplated by Section 8.7.  Seller shall update Schedule 1.1(a) from time to time to reflect any changes permitted by this Agreement after the date hereof.

“Branch Leases” means the leases under which Seller leases land, parking and/or buildings used as Branches, including ground leases.

“Branch” or “Branches” means each of the banking offices of Seller at the locations identified on Schedule 1.1(b) hereto.

“Business Day” means a day on which banks are generally open for business in California and which is not a Saturday or Sunday.

“Call Report” has the meaning set forth in Section 2.2(b).

“Cap” has the meaning set forth in Section 11.3(e).

“Cash on Hand” means, as of any date, all petty cash, vault cash, teller cash, on-premise ATM cash, prepaid postage and cash equivalents held at a Branch.

“Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held at such time and date as provided in Article 3 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, together with any rules and regulations promulgated thereunder.

“Core Deposits” means Deposits, but excluding Deposits that are certificates of deposits with balances over $100,000, and excluding IRA and Keogh Accounts.

“Deductible” shall have the meaning set forth in Section 11.3(a).

“Deposit-Related Loans” means all loans secured by a Deposit as of the close of business on the Closing Date that are linked to an open account and are not sixty (60) or more calendar days delinquent as of the Closing Date.

“Deposit(s)” means deposit liabilities with respect to deposit accounts booked by Seller at the Branches or allocated by Seller to the Branches as of the close of business on the Closing Date, which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including collected and uncollected deposits and Accrued Interest (provided Seller has transferred the amount of Accrued Interest to Purchaser at Closing), but excluding (a) deposit liabilities with respect to accounts booked by Seller at any Branch and under or pursuant to any judgment, decree or order of any court; (b) deposit liabilities with respect to accounts registered in the name of a trust for which Seller serves as trustee (other than deposits held by an IRA or Keogh Account); (c) deposit liabilities with respect to accounts booked by Seller at any Branch for which Seller serves as guardian or custodian (other than deposits held by an IRA or Keogh Account); (d) Excluded IRA/Keogh Account Deposits and (e) other deposit liabilities, if any, designated as “Excluded Deposits.”

“Draft Closing Statement” means a draft closing statement, prepared by Seller, as of the close of business on the third (3rd) Business Day preceding the Closing Date setting forth an estimated calculation of both the Estimated Purchase Price and the Estimated Payment Amount.

“Employee Benefit Plan” means bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, severance, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) related thereto that (i) is maintained or contributed to by a Person or any of its Affiliates, or with respect to which a Person or its Affiliate has or may have any Liability, and (ii) provides benefits, or describes policies or procedures applicable to any current employee, regardless of how (or whether) Liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof).

“Encumbrances” means all mortgages, deed of trust, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, except for (i) statutory liens securing tax and/or other payments not yet due; (ii) liens incurred in the ordinary course of business, including liens in favor of mechanics or materialmen; and (iii) except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.

“Environmental Law” means any Federal, state, or local law, statute, rule, regulation, code, rule of common law, order, judgment, decree, injunction or agreement with any Federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect.  Environmental Laws include the Clean Air Act (42 USC §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 USC §9601 et seq.); the Resource Conservation and Recovery Act (42 USC §6901 et seq.); the Federal Water Pollution Control Act (33 USC §1251 et seq.); and the Occupational Safety and Health Act (29 USC §651 et seq.).

“Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits and Accrued Liabilities, if any, minus (y) the Estimated Purchase Price, each as set forth on the Draft Closing Statement as reasonably mutually agreed by Seller and Purchaser prior to Closing.  For avoidance of doubt, the Estimated Payment Amount may be a negative amount.

“Estimated Purchase Price” means the Purchase Price as estimated prior to the Closing Date for purposes of, and as set forth on, the Draft Closing Statement.

“Excluded Deposits” means, if any, the Escheat Deposits, Deposits related to Deposit Related Loans and Deposits related to Overdraft Loans, the Excluded IRA and Keogh Account Deposits set forth in Schedule 1.1(d), as updated as of the Closing Date.

“Excluded IRA and Keogh Account Deposits” shall have the meaning set forth in Section 2.5.

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FedWire Direct Deposit Cut-off Date” has the meaning set forth in Section 4.3.

“Final Closing Statement” means a final closing statement, prepared by Seller, on or before the thirtieth (30th) calendar day following the Closing Date setting forth both the Purchase Price and the Adjusted Payment Amount.

“First American” means First American Title Insurance Company.

“Government Authorization” means any consent, license, franchise registration, certification, certificate of public convenience, authorization or permit issued, granted, given or otherwise made available by or under the authority of any government authority or to any Legal Requirement.

“Grant Deeds” has the meaning set forth in Section 3.5(a).

“Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

“Information” has the meaning set forth in Section 7.2(b).

“Insured Exception” has the meaning set forth in Section 7.11.

“IRA” means a non-discretionary “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

“IRS” means the Internal Revenue Service.

“Keogh Account” means a non-discretionary account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

“Lease Assignment” has the meaning set forth in Section 3.5(d).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a governmental body, including any civil, criminal, investigative or informal actions, audits, demands, claims, hearings, litigations, disputes, inquiries, investigations or other proceedings of any kind or nature.

“Legal Requirement” means any federal, state, or local law, constitution, ordinance, code, rule of common law, regulation, statute or treaty.

“Liability” means any debt, loss, damage, penalty, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all reasonable costs and expenses relating thereto.

“Loss” means the amount of losses, liabilities, damages (including forgiveness or cancellation of obligations) and reasonable expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) actually incurred or suffered by the indemnified party or its Affiliates in connection with the matters described in Article 11, less the amount of any amount actually recovered under insurance policies (net of all third party costs and expenses incurred in pursuing any such insurance recovery, including, but not limited to, those relating to deductibles and actual premium adjustments directly resulting from such damage, loss, liability or expense).

“Material Adverse Effect” means (a) with respect to Seller, (i) a material adverse effect on the business or direct economic results of operations of the Branches, taken as a whole, or (ii)  a material impairment of, or delay in, Seller’s ability to effect the transactions contemplated herein or to perform its financial or other obligations under this Agreement, including ability of Seller to timely consummate the P&A transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to Seller or Purchaser, as the case may be,: any effect, event, development or change primarily arising out of or resulting from (i) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (ii) changes, after the date hereof, in any Legal Requirement of general applicability or interpretations thereof by courts or governmental agencies or authorities, (iii) changes, after the date hereof, in global or national political conditions or in general U.S. or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity) unless the effect on Seller is disproportionate to that experienced by similarly situated financial services companies, (iv) public disclosure of the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors and employees, or (v) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the properties or assets of the applicable Person or its subsidiaries.

“Non-Transferred Employees” has the meaning set forth in Section 8.7(d).

“OCC” means the Office of the Comptroller of the Currency.

“Offering Memo” means the Wells Fargo/Wachovia Offering Memorandum relating to the sale of the Branches dated December 2008.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any federal, state or local governmental body or arbitrator.

“Other Assets” has the meaning set forth in Section 2.1(a).

“Overdraft Loans” means unsecured overdraft loans, including negotiable order of withdrawal line of credit accounts, relating to the Deposits, as of the close of business on the Closing Date, plus Accrued Interest and accrued fees, which do not exceed the applicable credit limit and are linked to any open Deposit account.

“Owned Real Property” means Real Property where Seller owns both the real property and improvements thereon that are used for Branches.

“P&A Transaction” means the purchase and sale of Assets and the assumption of Liabilities described in Sections 2.1 and 2.2.

“Permitted Real Estate Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; and (ii) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that for purposes of clauses (i) and (ii) of this definition: (a) do not render title to the property encumbered thereby unmarketable (including restricting ingress to and egress from the property), (b) do not, individually or in the aggregate, detract from the value of or interfere with the value of or the use of such property for its current and anticipated purposes, or (c) do not require or will not require the payment by Purchaser of any Tax or other payment whether due and owning or not yet due related to the ownership of the property prior to the Closing Date (except as provided in Sections 3.7 and 8.2).

“Person” is to be interpreted broadly to include an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, or a government body, agency or instrumentality.

“Personal Property” means all of the personal property of Seller located in the Branches consisting of the trade fixtures, shelving, furniture, on-premises ATMs, security systems, safe deposit boxes (including keys, but exclusive of contents), vaults, telephone numbers, sign structures (exclusive of signage containing any trade name, trademark or service mark, if any, of Seller or any of its Affiliates) supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the Branches through the Closing Date; provided, however, that Personal Property shall not include computer hardware (except for ATMs, computer and telephone cabling and associated termination blocks), proprietary or licensed software, electronic teller station hardware and other hardware related to teller stations and platforms or any personal property subject to a Personal Property Lease.  The Personal Property is set forth on Schedule 2.1(a)(iii) and shall be updated as of the Closing Date.

“Personal Property Leases” means the leases under which Seller leases certain property in the Branches that would be “Personal Property” but for the proviso to such defined term, and which lease agreement relates only to one or more of the Branches and not to any other facilities of Seller or its Affiliates, as set forth on Schedule 2.1(a)(iii), as updated as of the Closing Date.

“Prospective Transferred Employees” has the meaning set forth in Section 8.7(a).

“Purchase Price” has the meaning set forth in Section 2.3.

“Real Property” means the parcels of real property on which the Branches listed on Schedule 1.1(b) are located, including any improvements thereon, which Schedule indicates whether or not such real property is Owned Real Property.

“Records” means all current records, documents instruments, account cards, books, reports, tapes, files, title policies, or where reasonable and appropriate copies thereof (for each case whether or not in electronic form), in Seller’s possession or otherwise reasonably available that exclusively pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches, the Assets, the Assumed Liabilities, or the Deposits, including all such records maintained to comply with any Legal Requirement to which the Deposits are subject, including but not limited to applicable unclaimed property and escheat laws; provided, however, it is understood and agreed that Seller shall be permitted to retain such books and records that contain information primarily relating to other assets and liabilities not constituting Assets and Assumed Liabilities; provided further that in any such case Seller shall provide to Purchaser such portions or copies of such records as are (i) reasonably necessary to vest in Purchaser title to any of the Assets or for the enforcement of Purchaser’s rights, title or interest in the Assets or the Assumed Liabilities or (ii) reasonably necessary and material to Purchaser’s conduct of the business of the Branches after the Closing.

“Regulatory Approvals” means all approvals, authorizations, waivers or consents of, or notices to, any governmental agencies or authorities required to consummate the P&A Transaction, including the following:  (i) any required approvals of and/or notices to the California Department of Financial Institutions, OCC, the Federal Reserve Board, and the FDIC, (ii) any required approvals of and/or notices to California Department of Financial Institutions, and (iii) the expiration of any waiting period associated with any required Regulatory Approval.

“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.

“Safe Deposit Agreements” means the agreements relating to safe deposit boxes located in the Branches.

“Seller’s knowledge” or other similar phrases means information that is actually known to any of the individuals set forth in Schedule 1.1(e) or knowledge obtained after a reasonable inquiry that a reasonable person would conduct under the circumstances and transactions contemplated hereby.

“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

“Severance Entitled Transferred Employee” has the meaning set forth in Section 8.7(h).

“Survey” has the meaning set forth in Section 7.11.

“Tax Returns” means any return or other report required to be filed with respect to any Tax, including declaration of estimated tax and information returns.

“Taxes” means any federal, state, local, or foreign taxes, including but not limited to taxes on or measured by income, estimated income, franchise, capital stock, employee’s withholding, non-resident alien withholding, backup withholding, social security, occupation, unemployment, disability, value added taxes, taxes on services, real property, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and other taxes or amounts required to be withheld and paid over to any government in respect of any tax, including any interest, penalties, or additions to tax on the foregoing whether or not disputed.

“Third Party Claim” means any Legal Proceeding by a Person not a party to this Agreement and not an Affiliate of one of the parties hereto.

“Title Commitment” has the meaning set forth in Section 7.11.

“Title Objection” has the meaning set forth in Section 7.11.

“Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

“Transfer Date” has the meaning set forth in Section 8.7(d).

“Transferred Employees” has the meaning set forth in Section 8.7 (d).

1.2                                 Accounting Terms.  All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America.

1.3                                 Interpretation.  All references in this Agreement to Articles or Sections are references to Articles or Sections of this Agreement, unless some other reference is clearly indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The rule of construction against the draftsman shall not be applied in interpreting and construing this Agreement.

ARTICLE 2
THE P&A TRANSACTION

2.1                                 Purchase and Sale of Assets.  (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest free and clear of all Encumbrances (excluding any Permitted Real Estate Exceptions), as of the Closing Date, in and to the following (collectively, the “Assets”):

(i)                                     Cash on Hand;

(ii)                                  the Owned Real Property;

(iii)                               the Personal Property;

(iv)                              the Personal Property Leases;

(v)                                 the Branch Leases;

(vi)                              the Safe Deposit Agreements;

(vii)                           prepaid expenses, including rents, utilities and security deposits as described in Schedule 2.1(a)(vii) (“Other Assets”); and

(viii)                        the Records.

(b)                                 Purchaser understands and agrees that it is purchasing only the Assets (and assuming only the Assumed Liabilities) and the customer relationships relating to the deposit accounts as specified in this Agreement and, except as expressly provided in this Agreement, Purchaser will not acquire any interest in or right to any other business relationship which Seller or its Affiliates may have with any customer of the Branches, including:  (i) any deposit account or other service of Seller or its Affiliates at any other office of Seller or its Affiliates which may be linked to the Deposits; (ii) any deposit account that sweeps from the Branch to a third party; (iii) any merchant card banking business; and (iv) controlled disbursement accounts that Seller or its Affiliates may provide to any customer of the Branches.  It is expressly understood and agreed that the Assets shall not include any securities or brokerage relationships, custodial and trust relationships (except as they relate to IRA and Keogh accounts to the extent contemplated by Section 2.5), insurance relationships, credit card relationships or other relationships (other than the deposit account relationship) between any customer of the Branches and the Seller or its Affiliates, or any right to the use of any sign, trade name, trademark or service mark, if any, of Seller or any of its Affiliates.  Notwithstanding anything contained in this Agreement to the contrary and to avoid any uncertainty, Purchaser and its Affiliates shall not be prohibited or otherwise restricted from marketing to any customer of the Branches acquired in connection with the P&A Transaction any of its products, services, accounts or relationships.

2.2                                 Assumption of Liabilities.  (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge the duties, responsibilities, obligations or Liabilities of Seller to be discharged, performed, satisfied or paid from and after the Closing Date, solely with respect to the following (collectively, the “Assumed Liabilities”):

(i)                                     the Deposits (other than Accrued Interest), including IRA and Keogh Accounts to the extent contemplated by Section 2.5;

(ii)                                  the Branch Leases;

(iii)                               the Personal Property, if any, and the Personal Property Leases, if any;

(iv)                              the Safe Deposit Agreements; and

(v)                                 the accrued liabilities, if any, described in Schedule 2.2(a)(v) (the “Accrued Liabilities”).

(b)                                 Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any Liabilities of Seller or of any of its Affiliates, including, without limitation, (i) any Liabilities of Seller and its Affiliates arising out of or relating to the business of the Branches, the Branch Employees, the Employee Benefit Plans or the Assets prior to the Closing Date or as a result of the Closing, other than the Assumed Liabilities or as otherwise expressly set forth herein, and (ii) any special assessment related to the Deposits assessed by the FDIC based on a quarterly Report of Condition and Income (a “Call Report”) filed by Seller or one of its Affiliates prior to the Closing Date (collectively, the “Excluded Liabilities”).

2.3                                 Purchase Price.  The purchase price (“Purchase Price”) for the Assets shall be the sum of:

(a)                                  An amount equal to 0.25% of the Core Deposits transferred to Purchaser on the Closing Date;

(b)                                 The aggregate amount of Cash on Hand as of the Closing Date; and

(c)                                  $2,217,800 for all of the remaining Assets (including the Owned Real Property), other than Cash on Hand.

2.4                                 [Intentionally Omitted].

2.5                                 Assumption of IRA and Keogh Account Deposits.  (a) With respect to Deposits in IRAs, Seller will use reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser of Seller’s authority and responsibility as custodian of all such IRA deposits, including sending to the depositors thereof appropriate notices, cooperating with Purchaser in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities.  If any such delegation is made to Purchaser, Purchaser will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA Deposits affected thereby.

(b)                                 With respect to Deposits in Keogh Accounts, Seller will use reasonable efforts and will cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor’s Keogh Account and the related Deposits to Purchaser, as trustee thereof, and to adopt Purchaser’s form of Keogh Master Plan as a successor to that of Seller.  Purchaser will assume no Keogh Accounts unless Purchaser has received to its satisfaction the documents necessary for such assumption at or before the Closing.

(c)                                  If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities shall be excluded from Deposits for purposes of this Agreement and shall constitute “Excluded IRA/Keogh Account Deposits.”

ARTICLE 3
CLOSING PROCEDURES; PAYMENT ADJUSTMENTS

3.1                                 Closing.  (a) The Closing will be held at the offices of Seller’s parent company, Wells Fargo & Company, at 420 Montgomery Street, San Francisco, California, or such other place as may be agreed to by the parties.

(b)                                 Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the Closing Date shall be August 7, 2009, or, if the Closing cannot occur on such date, on a date and time as soon thereafter as practicable after receipt of all Regulatory Approvals and the expiration of all related statutory waiting periods, subject to the next sentence of this Section 3.1(b).  Unless the parties agree pursuant to Section 4.10(a) that the conversion of the data processing with respect to the Branches and the Assets and Assumed Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday and shall become effective at 11:59 p.m., Pacific Time on such date.

3.2                                 Payment at Closing.  (a) Within three (3) Business Days before the Closing Date, Seller shall deliver to Purchaser the Draft Closing Statement.

(b)                                 At Closing, (i) if the Estimated Payment Amount as set forth on the Draft Closing Statement is a positive amount, Seller shall pay to Purchaser an amount in dollars equal to such positive amount, or (ii) if the Estimated Payment Amount as set forth on the Draft Closing Statement is a negative amount, Purchaser shall pay to Seller an amount in dollars equal to the absolute value of such negative amount.  In addition, Purchaser shall pay to Seller any sales tax due.

(c)                                  All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on the date of payment.

(d)                                 If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3                                 Adjustment of Purchase Price.  (a) On the thirtieth (30th) calendar day following the Closing Date (the “Adjustment Date”), Seller shall deliver to Purchaser the Final Closing Statement and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Final Closing Statement.  The Final Closing Statement shall also set forth the Adjusted Payment Amount.

(b)                                 The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its objection (“notice of objection”) with any amount included therein or omitted therefrom, in which case, the Seller and Purchaser shall attempt in good faith to resolve such objections within ten (10) Business Days of the receipt by Seller of the written notice of objection and any written resolution by them as to any disputed amount shall be deemed final and binding with respect to the determination of the Adjusted Payment Amount.  If the Purchaser and Seller are unable to reach resolution of the objections set forth in the Seller’s notice of objection, Seller and Purchaser shall submit the issues remaining in dispute to Accounting Firm for resolution.  If issues are submitted to the Accounting Firm for resolution, Seller and Purchaser shall furnish or cause to be furnished to the Accounting Firm such work papers Schedules, records and other documents and information relating to the disputed issues as the Accounting Firm may request and are available to that party or its agents and shall be afforded the opportunity to present to the Accounting Firm any material relating to the disputed issues and to discuss the issues with the Accounting Firm.  In the event the fees of the Accounting Firm, as estimated by such firm, would exceed fifty percent (50%) of the net amount in dispute, the parties agree that the Accounting Firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller and Purchaser.  The Accounting Firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable.  The determination of the Accounting Firm shall be final and binding on the parties hereto.  The fees of the Accounting Firm shall be divided equally between Seller and Purchaser.

(c)                                  On the fifth (5th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to subsection 3.3(b) above, if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate.

3.4                                 Proration; Other Closing Date Adjustments.  (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 11:59 p.m., Pacific Standard Time, on the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Assumed Liabilities for its own account after the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of 11:59 p.m., Pacific Standard Time, on the Closing Date, and settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time.  Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.

(b)                                 For purposes of this Agreement, items of proration and other adjustments shall include:  (i) rental payments under the Branch Leases; (ii) personal and real property taxes and assessments; (iii) other prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; and (iv) safe deposit rental payments previously received by Seller.

3.5                                 Seller Deliveries.  At the Closing, Seller shall deliver to Purchaser:

(a)                                  Deeds in substantially the form of Schedule 3.5(a), pursuant to which the Owned Real Property shall be transferred to Purchaser “AS IS”, “WHERE IS” and with all faults (the “Grant Deeds”);

(b)                                 A bill of sale in substantially the form of Schedule 3.5(b) (except as otherwise required by local state law), pursuant to which the Personal Property shall be transferred to Purchaser “AS IS”, “WHERE IS” and with all faults;

(c)                                  An assignment and assumption agreement in substantially the form of Schedule 3.5(c) (except as otherwise required by local state law), with respect to the Assumed Liabilities (the “Assignment and Assumption Agreement”);

(d)                                 Estoppel and Consent Letters (to the extent required) in substantially the form of Schedule 3.5(d), with respect to each of the Branch Leases (the “Estoppel and Consent Letters”);

(e)                                  An Officer’s Certificate in substantially the form of Schedule 3.5(e);

(f)                                    The Draft Closing Statement;

(g)                                 A certification of non-foreign status meeting the requirements of Treasury Regulation 1.1445-2(b)(2), duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv);

(h)                                 Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA or Keogh Account included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.5;

(i)                                     An ALTA form of owner policy of title insurance issued by First American (at Seller’s expense) for the Owned Real Property, naming Purchaser as insured having an effective date as of the Closing Date, in form and substance (including any exceptions or exclusions to coverage) satisfactory to Purchaser in its sole and absolute discretion.

(j)                                     Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby; and

(k)                                  The Estimated Payment Amount, if applicable.

3.6                                 Purchaser Deliveries.  At the Closing, Purchaser shall deliver to Seller:

(a)                                  The Assignment and Assumption Agreement;

(b)                                 The Estoppel and Consent Letters (to the extent required) and such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(c)                                  An Officer’s Certificate in substantially the form of Schedule 3.6(c);

(d)                                 Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.5;

(e)                                  Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby; and

(f)                                    The Estimated Payment Amount, if applicable.

3.7                                 Owned Real Property Filings.  On or prior to the Closing Date, Seller shall file or record, or cause to be filed or recorded, any and all documents necessary in order that the legal and equitable title to Owned Real Property shall be duly vested in Purchaser.  Any filing expenses or documentary transfer taxes with respect to such filings and all escrow closing costs shall be shared equally by Seller and Purchaser.

ARTICLE 4
TRANSITIONAL MATTERS

4.1                                 Transitional Arrangements.  Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

(a)                                  As soon as practicable after the execution of this Agreement by the parties hereto, but in no event later than fifteen (15) calendar days after the date of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, deliverables, procedures and schedules, for the transfer of account record responsibility for the Branches; provided, however, that neither Seller nor its Affiliates shall be obligated under this Agreement to provide Purchaser any information regarding the business relationships described in Section 2.1(b) of this Agreement.  Not later than twenty-five (25) Business Days after the date of this Agreement, Seller shall deliver to Purchaser the specifications and conversion sample files to consist of live data of all accounts.

(b)                                 After Purchaser has tested and confirmed the conversion sample files, Seller shall provide Purchaser with account information, as of a recent date, including complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposits.  Seller shall, upon reasonable request, but not later than thirty (30) days, provide to Purchaser an updated version of such records; provided, however, that Seller shall not be obligated to provide such updated records more than twice.

(c)                                  Seller shall provide Purchaser after close of business on the Closing Date, a final conversion file containing all information as of close of business on the Closing Date.

4.2                                 Customers.  (a) Not later than thirty (30) calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise required by applicable law):

(i)                                     Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and

(ii)                                  each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) calendar days in advance of the date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law.  All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser.  As soon as reasonably practicable and in any event within forty-five (45) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, and the lessees of the safe deposit boxes as of the date hereof in connection with the mailing of such materials.  No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers or lessees shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties.

(b)                                 Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law.

(c)                                  Notwithstanding the provisions of Section 7.9, neither Purchaser nor Seller shall object to the use by depositors of the Deposits of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or proprietary mark, of Seller or any of its Affiliates.

4.3                                 Direct Deposits.  Seller will use its reasonable best efforts to transfer to Purchaser on the Closing Date all of those automated clearing house (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Deposits.  For a period of three (3) months following the Closing Date, in the case of ACH direct deposits to accounts containing Deposits (the final Business Day of such period being the “ACH Direct Deposit Cut-

Off Date”), Seller shall transfer to Purchaser all received ACH Direct Deposits each Business Day in accordance with Seller’s customary procedures.  Purchaser will send NACHA compliant Notice of Change on each transfer received.  On each Business Day, for a period of sixty (60) calendar days following the Closing Date (the final Business Day of such period being the “FedWire Direct Deposit Cut-Off Date”), FedWire direct deposits received by Seller shall be returned (as soon as is practicable after receipt) to the originator with an indication of Purchaser’s correct Wire Room contact information and an instruction that such wire should be sent to Purchaser.  Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking.  After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked “Account Sold.”  Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created.  Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches.  At the time of the ACH Direct Deposit Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

4.4                                 Direct Debits.  After the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits, the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser.  Such notice shall be in a form reasonably agreed to by the parties hereto.  For a period of three (3) months following the Closing, Seller shall transfer to Purchaser all received direct debits on accounts constituting Deposits each Business Day in accordance with Seller’s customary procedures.  Purchaser will send NACHA compliant Notice of Change on each direct debit received.  Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Sold.”  Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branches.  On the Closing Date, Purchaser shall provide ACH originators of such Direct Debits with account numbers relating to the Deposits.

4.5                                 Escheat Deposits.  After Closing, Purchaser shall be solely responsible for the proper reporting and transmission to the appropriate governmental entity of Escheat Deposits.

4.6                                 Access to Records.  From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such records or in connection with any legal obligation owed by such party to any present or former depositor or other customer, subject to confidentiality requirements.  All records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall agree in writing to a longer period.  Seller may maintain such copies of Records as may be required by applicable law.

4.7                                 Interest Reporting and Withholding.  (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.  Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.  Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date.  Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b)                                 Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.

4.8                                 Negotiable Instruments.  Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

4.9                                 ATM/Debit Cards; POS Cards.  Seller will provide Purchaser with a list of ATM access/debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, as soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement.  At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing.  In instances where a depositor of a Deposit made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts.  Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller.  Seller shall not be required to disclose to Purchaser customers’ PINs or algorithms or logic used to generate PINs.  Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) calendar days nor later than fifteen (15) calendar days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date.  Purchaser and Seller agree to settle any and all ATM transactions and POS transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable following the processing thereof.  In addition, Purchaser assumes responsibility for and agrees to pay on presentation all POS transactions initiated before or after the Closing with POS cards issued by Seller to access Transaction Accounts (so long as sufficient funds are available in the applicable Transaction Account).

4.10                           Data Processing Conversion for the Branches and Handling of Certain Items.  (a)  The conversion of the data processing with respect to the Branches and the Assets and Assumed Liabilities will be completed on the Closing Date unless otherwise agreed to by the parties.  Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction.  Within ten (10) calendar days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of installing automated equipment for use by Branch personnel.  Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods) and within forty-five (45) calendar days prior to the Closing Date, Purchaser shall be permitted, at its expense, to install and test communication lines and any necessary related equipment, both internal and external, from each Branch and prepare for the installation of automated equipment on the Closing Date.

(b)                                 As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts.  Purchaser shall use its reasonable best efforts to cause these depositors to begin using such drafts and cease using drafts bearing Seller’s name.  The parties hereto shall use their reasonable best efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures.  During the ninety (90) calendar-day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account drafts drawn against Transaction Accounts.  Seller shall have no obligation to pay such forwarded Transaction Account drafts.  Upon the expiration of such ninety (90) calendar-day period, Seller shall cease forwarding drafts against Transaction Accounts.

(c)                                  Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within ninety (90) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein.  Except as set forth below, Returned Items shall be the responsibility of Seller.  If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser.  If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller.  If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller.

(d)                                 During the ninety (90) calendar-day period after the Closing Date, any deposits or other payments received by either Purchaser or Seller in error shall be returned to the other party within two (2) Business Days of receipt by Purchaser.

(e)                                  Prior to the Closing Date, Purchaser will open and maintain a demand deposit accounts with Seller for deposits, to be used for settlement activity following the Closing Date.  Seller will provide Purchaser with a daily statement for these accounts.  Purchaser will be responsible for initiating all funding and draw-down activity against these accounts.  Purchaser will ensure that all debit (negative) balances are funded no later then one day following the day the account went into a negative status.  Activity that will be settled through these accounts will include but not be limited to:  items drawn on a Deposit but presented to Seller for payment, ACH transactions, Direct Debit transactions, and Returned Items.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows, except as set forth in the Seller Disclosure Schedule:

5.1                                 Corporate Organization and Authority.  Seller is a national banking association, duly organized and validly existing under the laws of the United States of America, and has the requisite power and authority to conduct its business as now being conducted at the Branches.  Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

5.2                                 No Conflicts.  The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of Seller’s charter or by-laws, (ii) result in the creation of any Encumbrance upon any of the Assets, (iii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any Legal Requirement, Order or Government Authorization to which Seller is subject, or (iv) violate or result in a breach or default under any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in clauses (iii) and (iv) of this Section 5.2, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Seller (assuming the receipt of any required consents of lessors under the Branch Leases in respect of the transactions herein contemplated).

5.3                                 Approvals and Consents.  Other than Regulatory Approvals relating to Seller as set forth in Schedule 5.3 and the consents contemplated by Section 7.4, no notices, reports or other filings are required to be made by Seller with, nor are any Government Authorization required to be obtained by Seller in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, the failure to make or obtain any or all of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Seller.

5.4                                 Leases.    (a)  Prior to the Closing Date, Seller has provided to the Purchaser for Purchaser’s review true, correct and complete copies of the Branch Leases, together with all amendments, modifications or supplements thereto, including any assignments thereof.  Seller has a valid and enforceable leasehold interest under each of the Branch Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.  Each of the Branch Leases is in full force and effect, and Seller has not received or given any notice of any default, event or condition that with notice or lapse of time, or both, would constitute a material default by Seller under any of the Branch Leases and, to the knowledge of Seller, no other party is in default thereof, and no party to any of the Branch Leases has exercised any termination rights with respect thereto.  The Branch Leases give Seller the right to occupy the building and land comprising the related Branch.  There are no subleases relating to any Branch created or suffered to exist by Seller, or to Seller’s knowledge, created or suffered to exist by any other Person.

(b)                                 Prior to the Closing Date, Seller has provided to the Purchaser for Purchaser’s review true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto, including any assignments thereof.  Each Personal Property Lease is valid and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.  Each of the Personal Property Leases is in full force and effect, and Seller has not received or given any notice of any default, event or condition that with notice or lapse of time, or both, would constitute a material default by Seller under any of the Personal Property Leases and, to the knowledge of Seller, no other party is in default thereof, and no party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

5.5                                 Litigation.  There are no Legal Proceedings pending or, to Seller’s knowledge, threatened against Seller or, to Seller’s knowledge, facts or circumstances that would reasonably be expected to result in any claims against Seller that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Seller.

5.6                                 Regulatory Matters.  (a) Except as set forth in Schedule 5.6, there are no pending or, to Seller’s knowledge, threatened disputes or controversies between Seller regarding the Branches and any federal, state or local governmental agency or authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Seller.

(b)                                 Neither Seller nor any of its Affiliates is aware of any facts or circumstances that would indicate that any federal or state governmental agency or authority would oppose or refuse to grant a Regulatory Approval.

5.7                                 Compliance with Laws; Permits.  The banking business of the Branches has been conducted in compliance with all Legal Requirements applicable thereto, except for any failures to comply that would not, individually or in the aggregate, result in a Material Adverse Effect with respect to Seller.

5.8                                 [Intentionally Omitted].

5.9                                 Records.  The Records respecting the operations of the Branches and the Assets and Assumed Liabilities accurately reflect in all material respects, as of their respective dates, the net book value of the Assets and Assumed Liabilities being transferred to Purchaser hereunder.  The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Deposits on an ongoing basis, and to otherwise operate or use the Assets and perform its obligations under the Assumed Liabilities in substantially the manner currently operated and performed by Seller.

5.10                           Title to Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances, except Permitted Real Estate Exceptions.

5.11                           Deposits.  All of the Deposit accounts have been administered and originated in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable Legal Requirements and Government Authorizations.  The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.12                           Environmental Laws; Hazardous Substances.  (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller, each parcel of Real Property:

(i)                                     is and has been operated by Seller in compliance with all applicable Environmental Laws;

(ii)                                  is not currently subject to any Order arising under any Environmental Law;

(iii)                               to Seller’s knowledge, has not been used for the disposal of Hazardous Substances and is not contaminated with any Hazardous Substances requiring remediation or response under any applicable Environmental Law; and

(iv)                              to Seller’s knowledge, has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws.

(b)                                 Seller has not received any written notice from any governmental authority or other Person alleging the material violation of, or material liability under, any applicable Environmental Laws.

(c)                                  Seller has made available to Purchaser correct and complete copies of all existing Phase I, Phase II and other environmental assessments, reviews, audits and similar reports and all material written information pertaining to actual or potential liabilities arising under Environmental Laws at the Branches.

5.13                           Brokers’ Fees.  Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Seller shall be solely liable.

5.14                           Owned Real Property.  (a) Seller will convey to Purchaser good and marketable title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Real Estate Exceptions.

(b)                                 Seller has not received any written notice of a current violation, citations, summonses, subpoenas, compliance orders, directives, suits, other legal process, or other written notice of potential liability under any applicable Legal Requirement relating to the Owned Real Property.

(c)                                  Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches.

(d)                                 Seller has not entered into any agreement regarding the Owned Real Property, and the Owned Real Property is not subject to any Legal Proceeding, pending or outstanding, or to Seller’s knowledge, threatened, which would be binding upon Purchaser or its successors or assigns or affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Owned Real Property or which would limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby, in each case, which is not covered by title insurance related to the Owned Real Property.

(e)                                  Seller has delivered to Purchaser true and complete copies of all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property.

5.15                           Limitations on Representations and Warranties.  Notwithstanding anything to the contrary contained herein, Seller makes no representations or warranties to Purchaser in this Agreement or in any agreement, instrument or other document executed in connection with any of the transactions contemplated hereby or provided or prepared pursuant hereto or in connection with any of the transactions contemplated hereby:

(a)                                  As to the physical condition of the Branches or Personal Property, all of which are being sold “AS IS”, “WHERE IS” and with all faults at the Closing Date; or

(b)                                 As to whether, or the length of time during which, any accounts will be maintained by the depositors at the Branches after the Closing Date.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

6.1                                 Corporate Organization and Authority.  Purchaser is a California banking corporation, duly organized and validly existing under the laws of California and has the requisite power and authority to conduct its business as currently conducted and as contemplated to be conducted at the Branches.  Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

6.2                                 No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any Legal Requirement, Government Authorization or Order, or (iii) violate or result in a breach or default under any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in clauses (ii) or (iii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect with respect to Purchaser.

6.3                                 Approvals and Consents.  Other than Regulatory Approvals relating to Purchaser set forth in Schedule 6.3, no notices, reports or other filings are required to be made by Purchaser with, nor any Government Authorization required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect with respect to Purchaser.

6.4                                 Regulatory Matters.  (a) Except as set forth in Schedule 6.4, there are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect with respect to Purchaser.

(b)                                 Neither Purchaser nor any of its Affiliates is aware of any facts or circumstances that would indicate that any federal or state governmental agency or authority would oppose or refuse to grant a Regulatory Approval.

(c)                                  Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) at least “well capitalized”, as defined for purposes of the tests used by the Federal Reserve and FDIC to evaluate the capital of a state bank, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

(d)           Purchaser has no reason to believe that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals.

(e)           Purchaser and each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision.  Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

6.5           Litigation.  There are no Legal Proceedings that have a reasonable likelihood of an adverse determination pending or, to Purchaser’s knowledge, threatened against Purchaser or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against Purchaser that, individually or in the aggregate, would have a Material Adverse Effect with respect to Purchaser.

6.6           Operation of the Branches.  Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches.

6.7           Financing Available.  Purchaser has and will have as of the Closing Date available sufficient cash to fund the P&A Transaction.  Purchaser’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.

6.8           Brokers’ Fees.  Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

ARTICLE 7
COVENANTS OF THE PARTIES

7.1           Activity in the Ordinary Course.  (a) Until the Closing Date, except (i) as may be required by a Regulatory Authority or Legal Requirement, (ii) as set forth in Schedule 7.1 of the Seller Disclosure Schedule or (iii) or as contemplated hereby, Seller (a)  shall conduct the business of the Branches in the ordinary and usual course of business consistent with past practice.

(b)           Prior to Closing, Seller shall:

(i)            use its commercially reasonable efforts to (A) preserve its present banking business operations at the Branches, and goodwill of Seller as they relate to the Assets and Deposits and (B) maintain its present relationships with Persons having business dealings with Seller (including, without limitation, customers, suppliers, employees, landlords) with respect to the banking business at the Branches or the Assets;

(ii)           maintain (A) all of the Owned Real Property and Personal Property in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the assets and properties of Seller that relate to the conduct of the banking business at the Branches or the Assets and Deposits in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iii)          (A) maintain the Records in the ordinary course of business, and (B) comply in all material respects with all contractual and other obligations applicable to the Assets and Assumed Liabilities;

(iv)          comply in all material respects with all Legal Requirements that relate to the conduct of the banking business at the Branches or the Assets;

(v)           not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(c)           Prior to the Closing Date, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (and which shall be deemed to be waived if Purchaser has made no response by the end of the second complete Business Day following the receipt, as evidenced by confirmed facsimile, of the request by the representative designated in writing by Purchaser):

(i)            transfer or hire any new employee for a Branch;

(ii)           increase or agree to increase the salary of any Branch Employee other than in accordance with Seller’s existing customary policies generally applicable to employees having similar rank or duties, or pay or agree to pay any uncommitted bonus to any Branch Employee other than regular bonuses in the ordinary course of business (which bonuses, in any event, shall be the responsibility of Seller), or, other than in the ordinary course of business, consistent with past practice, transfer any Branch Employee to another branch or office of Seller or any of its Affiliates;

(iii)          offer interest rates or terms on any category of deposits at a Branch except as determined in a manner materially consistent with Seller’s ordinary course of business, consistent with past practice with respect to its branches which are not being sold;

(iv)          transfer to or from any Branch to or from any of Seller’s other operations or branches any material Assets or any Deposits, except (A) in the ordinary course of business or as contemplated by this Agreement, (B) upon the unsolicited request of a depositor or customer, or (C) if such Deposit is pledged as security for a loan or other obligation (including, but not limited to, any Deposits related to a Deposit-Related Loan or Overdraft Loan);

(v)           sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets existing on the date hereof, except in the ordinary course of business consistent with past practice;

(vi)          make or agree to make any material improvements to the Owned Real Property, except with respect to commitments for such improvements made on or before the date of this Agreement and normal maintenance or refurbishing purchased or made in the ordinary course of business;

(vii)         file any application or give any notice to relocate or close any Branch or relocate or close any Branch;

(viii)        amend, terminate or extend in any material respect any Branch Lease; provided, however, Seller may extend any Branch Lease if, in its reasonable business judgment, Seller determines such extension is necessary to deliver the Branch on the Closing Date as a fully operative branch banking operation; or

(ix)           agree with, or commit to, any Person to do any of the things described in clauses (i) through (viii) except as contemplated hereby.

7.2           Access and Confidentiality.  (a) Until the Closing Date, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access to the premises of each of the Branches (and permit physical inspections thereof, including improvements and personal property), Records, Branch Leases, Personal Property Leases, Safe Deposit Agreements and other information of or relating to the Assets and Assumed Liabilities.  Purchaser and Seller each will identify to the other, within ten (10) calendar days after the date hereof, a selected group of their respective salaried personnel that shall constitute a “transition group” and will be available to Seller and Purchaser, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets and Liabilities.  Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Seller’s records with respect to the Branches with Seller’s records for its other branches and operations not subject to this Agreement.  Seller shall furnish Purchaser with such additional financial and operating data and other information about Seller’s business operations at the Branches as the Seller determines may be reasonably necessary for the orderly transfer of the business operations of the Branches, the Assets and the Assumed Liabilities.  Any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of Seller’s businesses.  Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller or its Affiliates, or any employee of Seller or its Affiliates, would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any Legal Requirement, Order, Governmental Authorization or binding agreement entered into prior to the date of this Agreement.  The parties hereto shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           From the date hereof and after the Closing Date, each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 7.3 or unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party (or, if required under a contract with a third party, such third party) furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information was publicly available prior to the date of this Agreement or hereafter becomes publicly available without any violation of this Agreement, was available to the party receiving the information on a non-confidential basis prior to its disclosure by the other party hereto or becomes available from a Person (other than the party providing such information in connection herewith) who is not, to the knowledge of the party receiving the information, subject to any legally binding obligation to keep such information confidential), and neither party shall release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities; provided, however, upon consummation of the P&A Transaction, this Section 7.2(b) shall terminate as to any Information provided by Seller to Purchaser solely to the extent such Information relates exclusively to the Assets and the Liabilities.

7.3           Regulatory Approvals.  As soon as practicable and in no event later than fifteen (15) calendar days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals.  Purchaser shall use reasonable best efforts to obtain each such approval as promptly as reasonably practicable and, to the extent best possible, in order to permit the Closing to occur not later than August 7, 2009.  Seller will use reasonable best efforts to cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or reasonable commitments which may be required to obtain the Regulatory Approvals).  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality, and each party will notify the other of any significant development with respect to any application, notice or filing made pursuant to this Agreement.  If any Regulatory Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably withheld, conditioned or delayed.

7.4           Consents.  Seller agrees to use reasonable best efforts to obtain (such efforts not to include making payments to third parties) from lessors and any other parties to any Branch Leases any required consents to the assignment of the Branch Leases to Purchaser on the Closing Date; provided, however, Seller shall not be obligated to incur any monetary obligations or expenditures to the parties whose consent is requested in connection with the use of its reasonable best efforts to obtain any such required consents unless such monetary obligations are required by the terms of the applicable Branch Lease; provided, further, that Purchaser shall use all commercially reasonable efforts to assist Seller with obtaining such consents including, by providing financial information or such other commercially reasonable request made by the lessor, to effect the transfer of the applicable Branch Lease as contemplated hereby.  Subject to Section 9.1(d), if any such required consent cannot be obtained, notwithstanding any other provision hereof, and subject to any required Regulatory Approvals, the Assets and Assumed Liabilities associated with the subject Branch, other than any such Branch Lease as to which consent cannot be obtained, shall nevertheless be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and Seller shall use reasonable best efforts (such efforts not to include making payments to third parties) to make alternative arrangements reasonably satisfactory to Purchaser and Seller.

7.5           Efforts to Consummate; Further Assurances.  (a) Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing set forth in Article 9 of this Agreement.

(b)           From time to time following the Closing, at Purchaser’s request, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be reasonably necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets.  From time to time following the Closing, at Seller’s request, Purchaser will duly execute and deliver such documents and other instruments as shall be reasonably necessary or appropriate to relieve and discharge Seller from its obligations with respect to the Assumed Liabilities.

(c)           Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Branches, Deposits or the Assets transferred on the Closing Date, including, but not limited to, that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

(d)           The costs incurred by a party in performing its obligations to the other under Sections 7.5(a) and (c) shall be borne by the initial recipient.

7.6           Solicitation of Accounts.  (a) For a period of two (2) years following the Closing Date, Seller will not solicit deposits of the type sold to Purchaser pursuant to the P&A Transaction (but may solicit and provide other financial services, including mutual fund purchases, investment advisory services, securities and brokerage services, custodial and trust services, capital markets services, or insurance products or other business) from or to Persons or entities who were depositors at the Branches on the Closing Date by personal contact, by telephone, by facsimile, by mail or other similar solicitation, or in any other way except for general solicitations, advertisements, marketing campaigns and other solicitations that are not directed specially to Persons or entities who were depositors of the Branches on the Closing Date; provided, however, Seller and its Affiliates may solicit such customers who as of the Closing Date have existing accounts, loans or other relationships originating at branches or other offices of Seller or its Affiliates other than the Branches; and provided, further, that Seller and its Affiliates may solicit major or statewide customers (such as, for example, a company with more than one location or the state government or any agency or instrumentality thereof) without restriction hereunder.  Notwithstanding the foregoing sentence, Seller and its Affiliates shall be permitted to (i) respond to unsolicited inquiries by such Branch customers with respect to banking or other financial services and (ii) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

(b)           Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising or transact its business in a way which would induce such Branch customers to close any account and open accounts directly with Purchaser or would otherwise result in a transfer of all or a portion of an existing account from Seller to Purchaser or its Affiliates.  Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not directed to or targeted at such Branch customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such Branch customers at or through branch offices of Purchaser, (iii) respond to unsolicited inquiries by such Branch customers with respect to banking or other financial services and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

7.7           Solicitation of Employees.  Without the Purchaser’s prior written consent, for a period of two (2) years from the Closing Date, neither Seller nor its Affiliates will directly or indirectly solicit for employment, attempt to employ, employ or otherwise encourage to terminate his or her employment, any Transferred Employee.  Notwithstanding the foregoing, it is understood and agreed (x) that the use of general newspaper advertisements, advertisements in publications and other general circulation materials not directly targeted at such employees and any hiring as a result thereof, or (y) the solicitation or hiring of any Transferred Employee terminated by Purchaser after the Closing Date, in each case, shall not be deemed a violation of the foregoing provision.

7.8           Insurance.  Seller will use reasonable best efforts to maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing Date.  Purchaser shall provide all casualty and public liability insurance for the Branches after the Closing Date.  In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to exclude any Real Property so affected from the Assets to be acquired, require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.9           Change of Name, Etc.  Immediately after the Closing, Purchaser will (a) change the name and logo on all documents and facilities relating to the Assets and the Assumed Liabilities to Purchaser’s name and logo, (b) notify all Persons whose Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the OCC and any other regulatory authorities required as a result of the consummation of such transactions.  Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller’s signage by Purchaser and the installation of Purchaser’s signage by

Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches, (iii) such installed signage shall comply with the applicable Branch Lease and all applicable zoning and permitting laws and regulations, and (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make the Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller.  Purchaser agrees not to use any forms or other documents bearing Seller or any of its Affiliates’ name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Purchaser agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the party using the form or other document.  As soon as practicable and, in any event, not more than three (3) Business Days after the Closing Date, Purchaser will mail new checks reflecting its transit and routing number to customers of the Branches with check writing privileges.  Purchaser shall use its reasonable best efforts to cause these customers to begin using such checks and cease using checks bearing Seller’s name.

7.10         Transfer of Assets Following the Closing.  In the event that, at any time on or after the Closing, Seller or the Purchaser shall receive or otherwise possess any asset that is allocated to the other party pursuant to this Agreement, such party shall promptly transfer, or cause to be transferred, such asset to the party so entitled thereto or to have been responsible therefor (the “Transferee”), and such Transferee shall accept or assume, or cause to be accepted or assumed, such asset.  Prior to such transfer, the Transferor shall hold such asset in trust for the benefit of the Transferee and shall perform all obligations of the Transferee under such agreement following the Closing; provided, that the Transferee shall reimburse the Transferor for any out of pocket expenses incurred in perform any such obligations.

7.11         Title Insurance.  No later than forty-five (45) calendar days after the date of this Agreement, Purchaser shall furnish to Seller (at Seller’s expense), for each parcel of the Owned Real Property (a) a title commitment issued by First American, naming Purchaser as the proposed insured and having an effective date after the date hereof, wherein First American shall agree to issue an ALTA form of owner’s insurance policy of title insurance (a “Title Commitment”), and (b) an ALTA survey by a licensed land surveyor selected by Purchaser which survey shall reflect exceptions to the Title Commitment (the “Survey”).  Each Title Commitment shall include First American’s requirements to issue a title policy with respect to such parcel of Owned Real Property, which requirements shall be satisfied by Seller on or before the Closing Date.  If any of the following shall occur (collectively, a “Title Objection”): (i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller or one of its Affiliates has title to the insured estate covered by the Title Commitment; (ii) any title exception (other than a Permitted Real Estate Exception) is disclosed in Schedule B to any Title Commitment that Seller has not committed to remove from the Title Commitment on or prior to the Closing; or (iii) the Survey discloses any matter (other than a Permitted Real Estate Exception) that affect Purchaser’s use of the Owned Real Property, then, in each case, Seller shall use commercially reasonable efforts to cure each such Title Objection and take all commercially reasonable steps required by First American to eliminate each such Title Objection as an exception to the applicable Title Commitment.  Any

Title Objection that First American is willing to insure over on terms acceptable to Purchaser is herein referred to as an “Insured Exception.”  The Insured Exceptions, if any, together with any title exceptions or matters disclosed by the Survey not objected to by Purchaser in writing shall be deemed to be acceptable to Purchaser and Seller shall have no further Liability with respect thereto.

ARTICLE 8
TAXES; FDIC ASSESSMENTS AND EMPLOYEE MATTERS

8.1           Tax Representations.  Seller represents and warrants to Purchaser that with respect to the Deposits, Seller is in compliance in all material respects with the Code and regulations thereunder relative to obtaining from depositors of the Deposits executed IRS Forms W 8 and W 9.

8.2           Proration of Taxes.  Except as otherwise agreed to by the parties, whenever it is necessary to determine the liability for property Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the property Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after the Closing Date shall be determined by assuming that the taxable year or period ended at 11:59 p.m. Eastern Standard Time on the Closing Date.

8.3           Sales and Transfer Taxes.  Except for the documentary transfer taxes referred to in Section 3.7, all excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the P&A Transaction shall be paid by Purchaser and Purchaser shall indemnify and hold Seller harmless from and against any such taxes.

8.4           Information Returns.  At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits for which Seller has not received a properly completed Form W 8 or W 9 (or a substitute form meeting applicable requirements) or on which Seller is back-up withholding as of the Closing Date.

8.5           Like Kind Exchange.  Purchaser acknowledges that Seller may desire to complete one or more like kind exchanges (including transactions which are intended to qualify under Section 1031 of the Code).  If requested by Seller, Purchaser shall cooperate to the extent reasonably necessary in order to accomplish such like kind exchanges and shall execute all documents and provide all consents reasonably necessary to complete such like kind exchanges including an amendment to or an assignment of this Agreement; provided, however, that (a) Purchaser’s obligations under this Agreement shall not be increased, (b) Seller’s representations, warranties, covenants and obligations under this Agreement shall continue in full force and effect and (c) the total Purchase Price will not change as a result of this assignment.

8.6           FDIC Special Assessment.  Any special assessment assessed by the FDIC on the Deposits included in a quarterly Call Report filed by Seller prior to the Closing Date shall be paid by Seller.  Seller shall have no obligation with respect to any special assessment assessed on the Deposits included in any quarterly Call Report filed by Purchaser after the Closing Date, regardless of when announced.

8.7           Transferred Employees.  (a) On or prior to the date hereof, Seller has delivered to Purchaser Schedule 1.1(a), which schedule is true and correct and contains the information set forth in the definition of “Branch Employees.” Purchaser or its Affiliates shall extend offers of employment effective as of the Closing Date, and otherwise on terms Purchaser or its Affiliates shall determine in their discretion, to substantially all Branch Employees set forth on Schedule 1.1(a) (collectively, the “Prospective Transferred Employees”).  Offers of employment by Purchaser are subject to routine employment screening and all other measures determined in Purchaser’s discretion and as generally applicable to Purchaser’s new hires, and otherwise in accordance with all Legal Requirements.  At least ten (10) Business Days prior to the Closing Date Purchaser shall deliver, in writing, the offers of employment to the Branch Employees who are receiving offers in accordance with the preceding sentence.  Seller agrees that prior to the Closing Date, neither it nor any of its Affiliates will solicit or cause to be solicited any Prospective Transferred Employee to induce such Prospective Transferred Employee to continue in the employment of Seller or an Affiliate of Seller after the Closing Date.  Seller agrees to cooperate in assisting and supporting Purchaser’s hiring of the Prospective Transferred Employees.

(b)           All communication between Purchaser and the Branch Employees shall be made at such times and in such manner as Seller and Purchaser mutually agree, provided, that (i) at least forty-five (45) days before the Closing Date Purchaser shall be given the opportunity to interview and communicate its terms of employment to Branch Employees and (ii) after the delivery of the offers of employment contemplated in Section 8.7(a), Purchaser shall be given the opportunity to train Prospective Transferred Employees for purposes of converting to Purchaser’s computer systems.

(c)           Purchaser will conduct the interviews of the Branch Employees as expeditiously as possible prior to the Closing Date. Access to the Branch Employees will be provided by Seller upon reasonable prior notice during normal business hours.

(d)           Prospective Transferred Employees who accept an offer of employment with Purchaser or one of its Affiliates shall be referred to as “Transferred Employees.”  Each Branch Employee who either (i) is not made an offer of employment by Purchaser or its Affiliates, or (ii) who rejects an offer of employment made by Purchaser or its Affiliates shall be referred to as a “Non-Transferred Employee” for purposes of this Agreement.  The Transferred Employees (regardless of whether they are active employees or on leave of absence status as of the Closing Date) will be terminated by Seller and will be hired by Purchaser or its Affilates as of the Closing Date, and this date shall be referred to as the Transferred Employee’s “Transfer Date.”

(e)           Each Prospective Transferred Employee shall be offered employment with Purchaser (i) at a salary or wage rate at least equivalent to the rate of base salary or wage rate paid by Seller to such Prospective Transferred Employee as listed on Schedule 1.1(a); and (ii) at a location no more than twenty (20) miles from the Prospective Transferred Employee’s principal work location immediately prior to the Transfer Date.

(f)            Subject to the eligibility requirements and other terms of Purchaser’s Employee Benefit Plans, Purchaser shall provide Transferred Employees (both active employees and employees on leave of absence status) with benefits under its Employee Benefit Plans as such plans may exist, on and after the Transferred Employee’s Transfer Date that are no less favorable than those provided to similarly situated employees of Purchaser.  Purchaser shall provide each Transferred Employee with credit for such Transferred Employee’s period of service with Seller and its Affiliates (including any service credited from predecessor or successor entities to Seller and its Affiliates), based on the “Service Date” specified for the Transferred Employee on Schedule 1.1(a), towards the calculation of eligibility and vesting for such purposes as vacation and other benefits and participation and vesting in Purchaser’s Employee Benefit Plans, as such plans may exist and insofar as such plans depend upon years of service, in accordance with the terms of such Employee Benefit Plans and as permitted by Legal Requirements.

(g)           Subject to the eligibility requirement terms and other terms of Purchaser’s Employee Benefit Plans, each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of Purchaser, as such plans may exist, on and after the Transferred Employee’s Transfer Date, and any pre-existing conditions provisions of such plans shall be waived with respect to any such Transferred Employees if such Transferred Employee is a participant in Seller’s or its Affiliates medical and health plans prior to the Closing Date; provided, however, that if Purchaser’s relevant health or disability insurance policy or plan has a pre-existing condition limitation and a Transferred Employee’s condition is being excluded as a pre-existing condition under Seller’s or its Affiliates’ plan (as applicable to the Transferred Employee) as of the Transferred Employee’s Transfer Date, Purchaser may treat such condition as a pre-existing condition for the period such condition would have been treated as a pre-existing condition under Seller’s or its Affiliates’ plan (as applicable to the Transferred Employee).

(h)           Seller shall be responsible for any and all obligations regarding severance, termination or separation payments to the Branch Employees as a result of or in connection with this transaction; provided, however, that Purchaser shall, or shall cause its Affiliates to, provide severance pay to any Transferred Employee who is laid off by Purchaser or has been transferred to a location more than twenty (20) miles from his or her current location and does not accept such transfer or continue to work for Purchaser at that new location, during the six-month period following the Transferred Employee’s Transfer Date (each such Transferred Employee a “Severance-Entitled Transferred Employee), in an amount equivalent to the amount listed as the “Severance Amount” on Schedule 1.1(a). Except for the specific obligation described in the preceding sentence, Purchaser shall have no obligation with respect to the payment of any severance, termination or separation pay to any Branch Employee, and Purchaser shall have no obligation with respect to Seller’s severance plan or any obligation to establish its own severance plan.

(i)            Seller shall be responsible for any and all obligations regarding the Non-Transferred Employees, including, without limitation, (i) any obligation related to a Non-Transferred Employee who remains on leave of absence status with Seller after rejecting an offer of employment from Purchaser or its Affiliates, or (ii) any severance payment that may be due to a Non-Transferred Employee, either before or after the Closing.  For the avoidance of doubt, Purchaser shall have no responsibility or obligation with respect to any Non-Transferred Employee.

(j)            It is understood and agreed that (i) Purchaser’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Purchaser to a post-closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment, and (ii) employment offered by Purchaser is “at will” and may be terminated by Purchaser or by an employee at any time for any reason, with or without cause or advance notice. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(k)           Except as expressly provided in this Agreement, Seller shall pay, discharge, and be responsible for, and shall indemnify Purchaser and its Affiliates for (i) all salary, wages (including, without limitation, payment for any and all accrued paid time off, vacation, sick time or personal days accrued by the Transferred Employees as of the Transfer Date, which Seller agrees to pay to the Transferred Employees pursuant to Seller’s Employee Benefit Plans and as required by any applicable Legal Requirement), bonuses, commissions and any other form of compensation (including, without limitation, any deferred compensation) arising out of the employment of the Branch Employees prior to the Transfer Date, and (ii) any employee benefits under the Seller’s Employee Benefit Plans arising out of the employment of the Transferred Employees prior to the Transfer Date, including welfare benefits with respect to claims incurred prior to the Transfer Date but reported after the Transfer Date.  From and after the Transfer Date, Purchaser shall pay, discharge, and be responsible for, and shall indemnify Seller and its Affiliates for, all salary, wages, and benefits arising out of or relating to the employment of the Transferred Employees by Purchaser or its Affiliates from and after the Transfer Date, including all claims for welfare benefits incurred on or after the Transfer Date.  With respect to welfare benefits, claims are considered incurred in accordance with the Legal Requirements regarding claims for those welfare benefits.

(l)            Nothing in this Agreement shall be construed to grant any employee of Seller or any Transferred Employee a right to receive any payments or benefits from Seller’s (or Parent’s) or Purchaser’s Employee Benefit Plans.  This Agreement shall not limit Seller’s, Purchaser’s or their respective Affiliates’ ability or right to amend or terminate any benefit or compensation plan or program maintained or sponsored by any such entity, and nothing contained herein shall be construed as an amendment to, or modification of, any such plan or program.  Further, nothing in this Section 8.7 is intended to confer upon any Person (including, for the avoidance of doubt, any Transferred Employee) any right as a third-party beneficiary of this Agreement.

(m)          Purchaser shall not have any responsibility or Liability, whether to Transferred Employees, Non-Transferred Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Benefit Plan, employee practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller or its Affiliates.

ARTICLE 9
CONDITIONS TO CLOSING

9.1           Conditions to Obligations of Purchaser.  Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)           Regulatory Approvals.  The Regulatory Approvals shall have been made or obtained and shall remain in full force and effect, and all waiting periods thereunder applicable to the consummation of the P&A Transaction shall have expired or been terminated, and no such Regulatory Approval shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.  A “Materially Burdensome Regulatory Condition” shall mean any condition or restriction set forth in a Regulatory Approval which would reasonably be expected to materially and adversely affect Purchaser.

(b)           Orders.  No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) which is in effect and which prohibits or makes illegal the consummation of the P&A Transaction.

(c)           Representations and Warranties; Covenants.  The representations and warranties of Seller contained in this Agreement shall be true in all respects as of the Closing Date (except that representations and warranties as of a specific date need only be true as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Seller.  Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by an authorized officer of Seller.  Each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been performed in all material respects.  Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by an authorized officer of Seller.

(d)           Consents.  Seller shall have obtained any and all consents or waivers from the landlord or lessors under the applicable Branch Leases as contemplated by Section 7.4.

(e)           Phase I Environmental Assessment Reports; Title Objections.

(i)            Purchaser shall have obtained a Phase I Environmental Site Assessment report (at Purchaser’s expense) prepared after the date hereof that does not disclose any matter (other than information made available to Purchaser by Seller prior to the date of this Agreement) that Purchaser believes in its sole and absolute discretion could, individually, or in the aggregate, materially and adversely affect Purchaser’s use and enjoyment of the Owned Real Property or have a Material Adverse Effect on Purchaser.

(ii)           All Title Objections shall have been cured, waived by Purchaser or become an Insured Exception, in each case, as contemplated by Section 7.11.

(f)            Closing Deliveries.  Seller shall have delivered, or caused to be delivered to Purchaser all the items listed in Section 3.5.

9.2           Conditions to Obligations of Seller.  Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)           Regulatory Approvals.  The Regulatory Approvals shall have been made or obtained and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)           Orders.  No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) which is in effect and which prohibits or makes illegal the consummation of the P&A Transaction.

(c)           Representations and Warranties; Covenants.  The representations and warranties of Purchaser contained in this Agreement shall be true in all respects as of the Closing Date (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c), such representations and warranties (except for Section 6.7, which shall be true and correct as of the Closing as written) shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.  Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer or President of Purchaser.  Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been performed in all material respects.  Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer or President of Purchaser.

(d)           Closing Deliveries.  Purchaser shall have delivered or caused to be delivered to Seller all of the items listed in Section 3.6.

ARTICLE 10
TERMINATION

10.1         Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           By the mutual written agreement of Purchaser and Seller;

(b)           By Seller or Purchaser, in the event of a breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) calendar days after written notice of such termination has been delivered to the breaching party and which, in the case of a breach of a representation or warranty, would if occurring or continuing on the Closing Date permit the terminating party not to consummate the P&A Transaction under the standard set forth in Section 9.1(c) or 9.2(c), as applicable; provided, however, that termination pursuant to this Section 10.1(b) shall not relieve the breaching party of liability arising out of or related to such breach;

(c)           By Seller or Purchaser, in the event the Closing has not occurred by September 25, 2009, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate; or

(d)           By either Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction and such denial has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction.

10.2         Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2(b) and except that nothing herein will relieve any party from liability for any breach of this Agreement.

ARTICLE 11
INDEMNIFICATION

11.1         Indemnification.  (a) Subject to the provision of this Article 11 and Section 12.1, Seller shall indemnify and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser from and against any and all Losses which they may suffer, incur or sustain arising out of or attributable to the following:

(i)            any breach of any representation or warranty made by Seller in this Agreement (it being understood and agreed that such representations and warranties shall be interpreted without giving effect to any such limitations or qualifications as to “knowledge,” “materiality” or “Material Adverse Effect”);

(ii)           any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(iii)          as provided under Section 8.7(k); or

(iv)          the Excluded Liabilities.

(b)           Subject to the provisions of this Article 11 and Section 12.1, Purchaser shall indemnify and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller from and against any and all Losses which they may suffer, incur or sustain arising out of the following:

(i)            any breach of any representation or warranty made by Purchaser in this Agreement (it being understood and agreed that such representations and warranties shall be interpreted without giving effect to any such limitations or qualifications as to “knowledge,” “materiality” or “Material Adverse Effect”);

(ii)           any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement;

(iii)          any Liability or Legal Proceeding based upon any action taken or omitted to be taken by Purchaser after the Closing Date, relating in any such case to the operation of the Branches, the Real Property or the Assets;

(iv)          as provided in Section 8.7(k);

(v)           the Assumed Liabilities.

11.2         Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a third party claim may be asserted by written notice to the party from whom indemnification is sought, which notice shall include a reasonable description of the basis for the claim.

(b)           In the event that any Legal Proceedings shall be instituted or that any Third Party Claim is asserted, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  If the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Losses that may result from such Third Party Claim, the indemnifying party shall have the right, at its sole expense, to be represented by counsel and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder, it shall within ten (10) days (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder, or fails to notify the indemnified party of its election as herein provided the indemnified party may then, but only then, defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate, (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable, (iii) such claim is based upon an investigation, inquiry, or other proceeding by a governmental body, or (iv) Purchaser reasonably anticipates the Third Party Claim to have a material and adverse effect upon either the Purchaser’s use of the Assets and/or the conduct or reputation of the Purchaser and its business after the Closing Date; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (and any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 11.2 to the contrary, the indemnified party shall not, without the written consent of the indemnifying party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant and the indemnified party provide to the indemnifying party an unqualified release from all Liability in respect of the related Third Party Claim.

(c)           After any final judgment or award shall have been rendered by a governmental body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing (including any bills, records or other documentation supporting such sums and the dates such sums were incurred) by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the undisputed sums so due and owing to the indemnified party by wire transfer of immediately available funds within five Business Days after the date of such notice.

(d)           The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual Loss and prejudice as a result of such failure.

11.3         Limitations on Indemnification.

(a)           Seller shall not have any Liability under Section 11.1(a)(i) and Purchaser shall not have any Liability under Section 11.1(b)(i) unless and until the aggregate amount of Losses to the indemnified parties to arise thereunder based upon, attributable to or resulting from a breach of any representation or warranty exceeds $60,000 (the “Deductible”) and, in such event, the indemnifying party shall be required to pay the amount of such Losses that exceeds the Deductible.

(b)           Until the amount of claims exceeds the Deductible, no single claim for Losses may be made for indemnification or aggregated with any other claim for indemnification if the amount of such claim does not exceed $10,000.

(c)           Notwithstanding the foregoing, the Deductible shall not apply to the extent Purchaser seeks reimbursement or indemnification for (i) Losses resulting from fraud or intentional misrepresentation; (ii) Losses under Sections 11.1(a)(ii), 11.1(a)(iii), or 11.1(a)(iv); or

(iii) Losses resulting from a breach of any representations and warranties set forth in Sections 5.1 (Corporate Organization and Authority), 5.10 (Title to Assets), 5.12 (Environmental), 5.14 (Owned Real Property), and 8.1 (Tax).

(d)           Notwithstanding the foregoing, the Deductible shall not apply to the extent Seller seeks reimbursement or indemnification for (i) Losses resulting from fraud or intentional misrepresentation; (ii) Losses under Sections 11.1(b)(ii), 11.1(b)(iii), 11.1(b)(iv) or 11.1(b)(v); or (iii) Losses resulting from a breach of any representations and warranties set forth in Section 6.1 (Organization and Authority).

(e)           Neither Seller nor Purchaser shall be required to indemnify, any Person under Section 11.1(a) or 11.1(b) for an aggregate amount of Losses exceeding $1,000,000 (the “Cap”).

(f)            Notwithstanding the foregoing, the Cap shall not apply to the extent Purchaser seeks reimbursement or indemnification for (i) Losses resulting from fraud or intentional misrepresentation; (ii) Losses under Sections 11.1(a)(ii), 11.1(a)(iii), or 11.1(a)(iv) or; (iii) Losses resulting from a breach of any representations and warranties set forth in Sections 5.1 (Organization and Authority), 5.10 (Title to Assets), 5.12 (Environmental), 5.14 (Owned Real Property), and 8.1 (Tax).

(g)           Notwithstanding the foregoing, the Cap shall not apply to the extent Seller seeks reimbursement or indemnification for (i) Losses resulting from fraud or intentional misrepresentation; (ii) Losses under Sections 1.11(b)(ii), 11.1(b)(iii), 11.1(b)(iv) or 11.1(b)(v); or (iii) Losses resulting from a breach of any representations and warranties set forth in Section 6.1 (Organization and Authority).

11.4         Exclusivity.  After the Closing, except as expressly set forth in Sections 4.9, 8.3 and 8.7(k), and except in the case of common law fraud relating to the entry into this Agreement, Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of the this Agreement or the transactions contemplated hereby; provided, that it is understood and agreed that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

11.5         AS-IS, WHERE-IS Sale; Waiver of Warranties.  Except as set forth in Article 5 and Section 8.1, Purchaser acknowledges that the Assets and Assumed Liabilities are being sold and accepted on an “AS-IS”, WHERE-IS” basis, and are being accepted without any representation or warranty.  As part of Purchaser’s agreement to purchase and accept the Assets and Assumed Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND ASSUMED LIABILITIES EXCEPT THOSE SET FORTH IN ARTICLE 5 AND SECTION 8.1.  SUCH

WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY.  SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE SET FORTH IN ARTICLE 5 AND SECTION 8.1), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

11.6         Survival.  The indemnification obligations set forth in this Article 11 shall survive the Closing until the expiration of the applicable Survival Period (as defined below) related to the indemnification obligations set forth in this Article 11.

ARTICLE 12
MISCELLANEOUS

12.1         Survival of Representations, Warranties, and Covenants.  The representations, warranties, and covenants of the parties contained in this Agreement shall survive the Closing as follows:

(a)           the representations and warranties in Sections 8.1 shall survive until the expiration of the applicable statute of limitations;

(b)           the representations and warranties in Section 5.12 shall survive the Closing and will not terminate until the second (2nd) anniversary of the Closing Date;

(c)           the indemnification obligations set forth in Sections 11.1(a)(iii) and (iv) and Sections 11.1(b)(iii),(iv) and (v) shall survive indefinitely;

(d)           all other representations and warranties in this Agreement shall survive the Closing and will not terminate for eighteen (18) months following the Closing Date; and

(e)           The covenants and agreements of the parties hereto contained in this Agreement shall, subject to the express terms thereof, not survive the Closing; provided that the agreements and covenants set forth in Section 12.4 shall survive the Closing or any termination of this Agreement (items (a) through (e) collectively, the “Survival Period”);

provided, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 11.2 before the termination of the Survival Period.

12.2         Assignment.  Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void.

12.3         Binding Effect.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4         Public Notice.  Neither Purchaser, Seller nor any of their respective Affiliates shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).  Purchaser and Seller each agree that, without the other party’s prior written consent, neither Purchaser, Seller nor any of their respective Affiliates shall release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person.  Notwithstanding the foregoing, each party may make such public disclosure as, in the opinion of its counsel, may be required by law or as necessary to obtain the Regulatory Approvals.

12.5         Notices.  All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller:	Wachovia Bank, N.A.
301 South College Street
Charlotte, North Carolina 28288
Attention: Corporate Secretary
Facsimile: (704) 715-4494

With a copy to:	Wells Fargo & Company
Wells Fargo Center
MAC #N9305-173
Sixth and Marquette
Minneapolis, Minnesota 55479
Attention: Corporate Secretary
Facsimile: (612) 667-6082

If to Purchaser:	Heritage Bank of Commerce
150 Almaden Boulevard
San Jose, California 95113
Attention: General Counsel
Facsimile: (408) 947-6910

With a copy to:	Mark A. Bonenfant, Esq.
Buchalter Nemer
1000 Wilshire Boulevard
Fifteen Floor
Los Angeles, California 90017
Facsimile: (213) 896-0400

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service.  Notice shall be effective upon actual receipt thereof.

12.6         Parent Financial Corporation Obligation.  Parent, as the ultimate parent of Seller, by its signature hereto irrevocably, absolutely and unconditionally guarantees the performance of Seller of its obligations under this Agreement.  Parent waives presentment, demand, protest, notice of acceptance, notice of obligations incurred and all other notices of any kind, all legal or equitable defenses which may be available by virtue of any change in the time, manner or place of Purchaser’s performance, any right to require the marshalling of assets, and all suretyship defenses generally.  Parent represents that it has the corporate authority to undertake its obligations hereunder, and the execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Parent.  Upon execution and delivery by Seller, Parent’s obligations hereunder will constitute valid and binding obligations of Parent, enforceable in accordance with its terms subject to subject to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This Section 12.6 shall be binding upon Parent’s successors and permitted assigns.

12.7         Expenses.  Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

12.8         Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

12.9         Entire Agreement; Amendment.  (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply, except that, upon consummation of the P&A Transaction, Purchaser’s confidentiality obligations under any such confidentiality agreement shall terminate solely with respect to that portion of the confidential information exclusively relating to the Assets and the Liabilities.  If, for any reason, the P&A Transaction is not consummated, any such confidentiality agreement shall nevertheless continue in full force and effect and shall remain binding on Purchaser.

(b)           This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest.  The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement.  No such waiver shall be effective unless in writing.

12.10       Third Party Beneficiaries.  Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than Seller and Purchaser.

12.11       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12       Headings.  The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

12.13       Severability.  If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

12.14       Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transaction, subject to the terms and conditions of this Agreement).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

SELLER

WACHOVIA BANK, N.A.

By:	/s/ Bruce F. Hegel
	Name:	Bruce F. Hegel
	Title:	Executive Vice President

PURCHASER

HERITAGE BANK OF COMMERCE

By:	/s/ Walter Kaczmarek
	Name:	Walter Kaczmarek
	Title:	President

Accepted and Acknowledged

with respect to the obligations

set forth in Section 12.6

PARENT

WELLS FARGO & COMPANY

By:	/s/ Bruce F. Hegel
	Name:	Bruce F. Hegel
	Title:	Executive Vice President

S-1